UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported October 20, 2008

ARK DEVELOPMENT, INC.

 (Name of Small Business issuer in its charter)

                 NEVADA                                000 – 53335          20-5965988

     (State or other jurisdiction of            (Commission File No.)    (IRS Employer

      incorporation or organization)                                                 Identification No.)

4225 New Forrest Drive Plano, Texas 75093

 (Address of principal executive offices)

(792) 612-2731

(Registrant’s telephone number)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

Item 3.01 Unregistered Sales of Equity Securities

On October 20, 2008, Ark Development Inc. (the “Company”), entered into an agreement with Antonio Treminio, our Chairman and Chief Executive Officer, pursuant to which Mr. Treminio sold his interest in two agreements to the Company in exchange for the issuance of 5,000,000 of the Company’s common stock.  The assigned agreements include a Participation Agreement between Mr. Treminio and Black Goose Holdings Inc., pursuant to which in exchange for certain participation payments aggregating CD$1,400,000, the Company will have the right to participate in acquisitions of drilling rights in the Kahntah area of Northeast British Columbia, together with certain other rights and obligations. The specific acquisition of drilling rights pertains to lands located in “Redeye”, “Lapp”, and “Pedigree”. The Company, upon successfully acquiring these lands, intends to drill up to 5 wells in each area for a total of 15 wells. Collectively, these lands represent 13,000 acres of oil and gas rights. Mr. Treminio had previously paid $180,000 towards the participation payments.  An additional assigned agreement will provide the Company rights to drilling participation in areas within British Columbia, in exchange for a payment of CD$1,400,000 on or prior to January 1, 2009. These drilling rights pertain to lands located in “South Adsett”. The Company intends to drill up to 6 wells on the South Adsett lands. The South Adsett lands represent 28,000 acres of oil and gas rights.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBITS

10.1

Purchase Agreement among Ark Development Inc. and Antonio Treminio, dated as of October 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 23, 2008.

ARK DEVELOPMENT, INC.

By:/s/ Noah Clark____________

     Noah Clark,

      President